EXHIBIT 5

         (517) 371-8256



                                                                    May 17, 1995



Michigan Financial Corporation
101 West Washington Street
Marquette, MI  49855

Gentlemen:

                  RE:      Registration Statement on Form S-8

                  In connection with the proposed registration of 280,000 shares of common stock of Michigan Financial Corporation (the "Corporation") covered by the above-captioned Registration Statement, we have examined the Corporation's Certificate of Incorporation, Bylaws, Corporate Minute Book and the Registration Statement to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933 on or about May 18, 1995.

                  Based upon such examination and upon examination of such other instruments and records as we deem necessary, we are of the opinion that:

                  1. The Corporation has been fully incorporated under the laws of the State of Michigan, and is validly existing and in good standing under the laws of that state.

                  2. The 280,000 shares of common stock covered by this Registration Statement have been legally authorized and when such shares have been duly delivered against payment therefore as contemplated by the Michigan Financial Corporation Stock Option Plan, such shares will be legally issued, fully paid and nonassessable.

                  This opinion is furnished for use as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit.

                                        Very truly yours,


                                        FOSTER, SWIFT, COLLINS & SMITH, P.C.
                                        /s/ Foster, Swift, Collins & Smith, P.C.